Exhibit 10.16

WesBanco, Inc. KSOP

Employee Stock Ownership Plan

As Amended and Restated

Effective January 1, 2006

i

WesBanco, Inc. KSOP

WHEREAS, WesBanco, Inc., a corporation organized under the laws of the State of West Virginia, (the “Employer”), established the WesBanco, Inc. Employee Stock Ownership Plan (the “Plan”) effective as of December 31, 1986, such Plan intended to qualify as an employee stock ownership plan, as defined in Code Section 4975(e)(7) and as a stock bonus plan under Code Section 401(a); and

WHEREAS, the Plan was amended and restated effective January 1, 1989; and

WHEREAS, the Plan was further amended and restated effective January 1, 1996 to include a cash or deferred arrangement under Code Section 401(k) and employer matching contributions under Code Section 401(m), and the name of the Plan was changed to the WesBanco, Inc. KSOP; and

WHEREAS, the Employer subsequently amended and restated the Plan, also effective January 1, 1996 solely for the purpose of clarifying the terms of the Plan; and

WHEREAS, the Plan has been amended a number of times since it was last amended and restated and, as a result, the Employer desires to again amend and restate the Plan in order to reorganize the Plan document and bring it up-to-date;

NOW, THEREFORE, the Plan is amended and restated in accordance with the terms and conditions described hereinafter:

Article 1

Preface

Section 1.1. Effective Date. Except as otherwise provided herein, the effective date of the Plan, as amended and restated, is January 1, 2006.

Section 1.2. Purpose of Plan. The purpose of the Plan is, in the manner set forth hereinafter, to promote the future economic welfare of the Employees of each adopting Employer, develop in those Employees an increased interest in each adopting Employer’s successful operation and encourage Employee savings. The intention of each adopting Employer is that the contributions made by it and

Employee deferrals, together with the income thereon, shall be accumulated and made available to its Employees upon their retirement, all as set forth hereinafter. It is intended that the Plan qualify as an employee stock ownership plan under Code Section 4975(e)(7) with respect to Employer discretionary contributions and as a profit sharing plan under Code Section 401(a).

Section 1.3. Legal Effect. As of January 1, 2006, the terms and conditions of the Plan shall amend and supersede prospectively the terms and conditions of the WesBanco, Inc. Employee Stock Ownership Plan originally effective December 31, 1986, and all subsequent amendments thereto, including the WesBanco, Inc. KSOP effective January 1, 1996; provided, that the provisions of such prior Plan shall continue to govern the rights of all Employees who retired or otherwise ceased to work for the Employer prior to the execution date hereof, except as otherwise expressly stated herein.

If the provisions of the Plan and the Trust Agreement that is part of the Plan are found to be contradictory, then the provisions of the Plan document shall apply.

Section 1.4. Form of Plan. The Plan shall be a single plan of a controlled group or affiliated service group, as defined in Code Sections 414(b), 414(c) and 414(m). The total assets of the Plan shall be available to provide benefits for any Participant.

Section 1.5. Governing Law. The Plan shall be regulated, construed and administered under the laws of the State of West Virginia, except when preempted by federal law.

Section 1.6. Headings. The headings and subheadings in the Plan have been inserted for convenience and reference only and are to be ignored in any construction of the provisions hereof.

Section 1.7. Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural, unless otherwise clearly required by the context.

Article 2

Definitions

The following words and phrases, when used herein, shall have the meanings set forth below unless otherwise clearly required by the context:

Section 2.1. Act. The Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time.

Section 2.2. Adjustment Date. Each day that securities are traded on a national stock exchange.

Section 2.3. Beneficiary. The person or persons designated by a Participant or Inactive Participant to receive the balance of his account, if any, after his death.

Section 2.4. Board. The Board of Directors of WesBanco, Inc.

Section 2.5. Break in Service. The failure of a former Employee to complete more than 500 Hours of Service during a Plan Year. Such break shall be effective as of the last day of the Plan Year in which such event occurs. A Break in Service shall not result from a Leave of Absence; provided, that the Employee returns to employment at the end of such Leave of Absence.

Section 2.6. Cash Subaccount. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of any Employer contributions, Employee deferrals and rollover contributions made in cash, cash dividends which have been paid with respect to Employer Stock allocated to his accounts, and earnings on short term investments deposited in his Cash Subaccount pending investment in Employer Stock.

Section 2.7. Code. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 2.8. Committee. The Administrative Committee as described in Article 11.

Section 2.9. Compensation. Except as provided in Section 10.7 of the Plan, Compensation shall mean the total salary and wages paid to a Participant by an Employer during a Plan Year, including commissions, bonuses, overtime, elective deferrals under Code Sections 125 and 401(k), severance pay, pay in lieu of notice, accrued vacation pay, nonqualified stock options, sick pay benefits, insurance premiums, long-term disability and taxable medical reimbursement, but excluding mileage and expense allowances, deductible moving expenses, cash fringe benefits and contributions to the Plan or any other deferred compensation plan of the Employer.

In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Participant taken into account in determining allocations for any Plan Year shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). Annual Compensation means compensation during the Plan Year or such other 12-month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year. If a determination period consists of fewer than 12 months, the annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

Solely for purposes of Section 4.3, Compensation for the first Plan Year during which an Employee participates shall include Compensation paid during the entire Plan Year. For all other purposes under Article 4, Compensation for the first year an Employee participates shall include Compensation paid after his Entry Date.

Section 2.10. Cost Subaccount. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of the average cost of shares of Employer Stock purchased and allocated to his accounts.

Section 2.11. Date of Employment. The first date on which an Employee completes an Hour of Service.

Section 2.12. Date of Reemployment. The date on which an Employee completes an Hour of Service following a termination or Break in Service.

Section 2.13. Employee. Any person who is a common law employee of the Employer.

Section 2.14. Employee Deferral Account. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of elective deferrals of the Participant’s Compensation and adjustments as of each Adjustment Date, less any payments therefrom. Each Employee Deferral Account shall include, where appropriate, subaccounts that reflect Employee-directed investments if permitted in Section 9.2.

Section 2.15. Employee Rollover Contribution Account. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of the Participant’s rollovers, pursuant to Section 4.4, and adjustments as of each Adjustment Date. Each Employee Rollover Contribution Account shall include, where appropriate, subaccounts that reflect Employee-directed investments if permitted in Section 9.2.

Section 2.16. Employer. WesBanco, Inc. and adopting Related Employers.

Section 2.17. Employer Discretionary Contribution Account. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of his allocated share of Employer discretionary contributions and adjustments as of each Adjustment Date, less any distributions therefrom. An Employer Discretionary Account will include a Number of Shares Subaccount and a Cash Subaccount, as applicable.

Section 2.18. Employer Matching Contribution Account. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of his allocated share of Employer matching contributions and adjustments as of each Adjustment Date, less any distributions therefrom. Each Employer Matching Contribution Account shall include, where appropriate, subaccounts that reflect Employee-directed investments if permitted in Section 9.2.

Section 2.19. Employer Stock. Common stock of WesBanco, Inc.

Section 2.20. Entry Date. The first day of each calendar month.

Section 2.21. Fund. One of the funds allowed as an investment election under Section 9.2.

Section 2.22. Highly Compensated Employee. The term Highly Compensated Employee includes highly compensated active Employees and highly compensated former Employees.

A highly compensated active Employee includes any Employee who performs service for the Employer or a Related Employer and who: (1) was a 5-percent owner (within the meaning of Code Section 416(i)) at any time during the Determination Year or the Look-Back Year, or (2) for the Look-Back Year had compensation from the Employer or a Related Employer in excess of $80,000 and was in the Top-Paid Group. The $80,000 amount is adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period is the calendar quarter ending September 30, 1996.

For purposes of this Section, the Determination Year is the Plan Year for which the determination is being made, and the Look-Back Year is the 12 month period immediately preceding the Determination Year.

A highly compensated former Employee is determined based on the rules applicable to determining highly compensated employee status as in effect for that Determination Year, in accordance with Section 1.414(q)-lt, A-4 of the temporary income tax regulations and Notice 97-75.

The determination of who is a Highly Compensated Employee, including the number and identity of Employees in the top-paid group and the compensation that is considered, will be made in accordance with Code Section 414(q) and the regulations thereunder.

Section 2.23. Hour of Service.

(a)	Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer and any Related Employer. These hours shall be credited to the Employee for the computation period in which the duties are performed.

(b)	Each hour for which an Employee is paid, or entitled to payment, by the Employer and any Related Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence.

Notwithstanding the preceding sentence:

(1)	No more than 501 hours are required to be credited under this paragraph to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

(2)	An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, or unemployment compensation or disability insurance laws; and

(3)	Hours are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

(c)	Each hour for which back pay, irrespective of mitigation or damages, is either awarded or agreed to by the Employer. The same hours shall not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). Hours for which back pay is awarded or agreed to shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

(d)	Where the Employer maintains the plan of a predecessor employer, service for such predecessor employer shall be treated as service with the Employer.

(e)	A salaried Employee who is not paid on an hourly basis shall be credited with 45 Hours of Service for each week during which the Employee would be credited with at least one Hour of Service.

(f)	Hours under this Section shall be calculated and credited pursuant to Department of Labor Regulation Section 2530.200b-2, which is incorporated herein by reference.

(g)	Solely for purposes of determining whether a Break in Service has occurred, an Employee or former Employee who is absent from work for maternity or paternity leave shall receive credit either for the Hours of Service, as described in paragraphs (a) through (f) above, which otherwise would have been credited to such Employee or former Employee but for such absence, or in any case in which such Hours of Service cannot be determined, eight Hours of Service per day of absence. The total number of Hours of Service credited under this paragraph (g) shall not exceed 501. Hours of Service pursuant to this paragraph shall be credited in the computation period during which the absence begins if doing so would prevent an Employee from incurring a one-year Break in Service in that computation period. In any other case, these hours shall be credited in the following computation period. For purposes of this paragraph, an absence from work for maternity or paternity leave means an absence (1) by reason of pregnancy of the Employee or former Employee, (2) by reason of the birth of a child of the Employee or former Employee, (3) by reason of placement of a child with the Employee or former Employee in connection with the adoption of such child by such Employee or former Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. Notwithstanding the above, no credit shall be given for Hours of Service pursuant to this paragraph (g) unless the Employee or former Employee furnishes sufficient information to the Plan Administrator or the Committee to establish that the absence is due to maternity or paternity leave and the number of days of such absence.

(h)	Solely for the purpose of determining whether a Break in Service for participation and vesting purposes has occurred, an Employee or former Employee who is absent from work due to a Leave or Absence or service in the uniformed services shall receive credit for 40 Hours of Service per week or eight Hours of Service per working day; provided, that the Employee returns to employment with the Employer at the end of the Leave of Absence or within the time period prescribed by law for return from service in the uniformed services.

Section 2.24. Inactive Participant. Any person who terminates employment or otherwise ceases to be a Participant but whose interest in the Trust Fund has not been wholly distributed.

Section 2.25. Leave of Absence. Any absence authorized by the Employer under its standard personnel practices as applied in a uniform and nondiscriminatory manner to all persons similarly situated. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

Section 2.26. Limitation Year. The Plan Year.

Section 2.27. Non-highly Compensated Employee. Any Employee who is not a Highly Compensated Employee.

Section 2.28. Normal Retirement Age. The 65th birthday of a Participant.

Section 2.29. Normal Retirement Date. The first day of the month coincident with or next following the date a Participant attains Normal Retirement Age.

Section 2.30. Number of Shares Subaccount. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of the number of whole and fractional shares of Employer Stock purchased by or allocated to his accounts.

Section 2.31. Participant. Every Employee who has met the requirements of Article 3 and who is not an Inactive Participant.

Section 2.32. Plan. The WesBanco, Inc. KSOP as herein set out or as duly amended.

Section 2.33. Plan Administrator. The Employer.

Section 2.34. Plan Year. The 12-month period ending on December 31 of each year.

Section 2.35. Qualified Employee. Any Employee, excluding any individual who is a “leased employee,” as defined in Code Section 414(n)(2), any temporary Employee, and any Employee covered by a collective bargaining agreement between employee representatives and the Employer if retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer.

Section 2.36. Qualified Matching Contributions. Employer matching contributions that are subject to the distribution and nonforfeitability requirements of Code Section 401(k) when made.

Section 2.37. Qualified Matching Contribution Account. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of his allocated share of Qualified Matching Contributions and adjustments as of each Adjustment Date, less any distributions therefrom. Each Qualified Matching Contribution Account shall include, where appropriate, subaccounts that reflect Employee-directed investments if permitted in Section 9.2.

Section 2.38. Related Employer. A corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a)(1), (a)(2) and (a)(3)) of which the Employer is also a member, any trade or business, whether or not incorporated, that is under common control (within the meaning of Code Section 414(c)) with the Employer, any member of an affiliated service group (within the meaning of Code Section 414(m)) that includes the Employer, and any other entity required to be aggregated with the Employer pursuant to regulations prescribed by the Secretary of the Treasury under Code Section 414(o). For purposes of Sections 9.4 and 9.5, however, the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Code Section 1563(a)(1).

Section 2.39. Trust or Trust Fund. The total of the contributions made pursuant to the Plan by the Employer and Participants and held by the Trustee in a separate Trust, increased by any profits or income thereto, and decreased by any loss or expense incurred in the administration of the Trust and payments therefrom under the Plan.

Section 2.40. Trustee. The bank, trust company, other financial institution or individual or individuals holding and managing the Fund according to the terms of the WesBanco Bank, Inc. KSOP Trust Agreement.

Article 3

Eligibility and Participation

Section 3.1. Eligibility. All Qualified Employees who were Participants in the Plan on December 31, 2005 shall continue to participate in the Plan as of January 1, 2006. Any other Qualified Employee who has completed 60 days of service after attaining age 21, shall become a Participant at the time specified in Section 3.2.

Section 3.2. Participation. Any Qualified Employee who has satisfied the requirements of Section 3.1 shall be eligible to become a Participant on the Entry Date next following the date on which such requirements are met unless such Employee separated from service and did not return to employment before his Entry Date.

Once a Qualified Employee becomes a Participant, he shall remain a Participant until he terminates employment with an Employer, regardless of the number of Hours of Service he completes in a Plan Year.

A Qualified Employee who terminates employment after meeting the requirements of Section 3.1 and is rehired shall be eligible to become a Participant on the later of his Date of Reemployment or his original Entry Date.

Section 3.3. Transfer to or from Eligible Class of Employees. If a Participant is no longer a Qualified Employee and becomes ineligible to participate but has not incurred a Break in Service, such Employee will be eligible to participate again immediately upon becoming a Qualified Employee.

If an Employee who is not a Qualified Employee becomes a Qualified Employee, such Employee will be eligible to participate on the later of the date he becomes a Qualified Employee, if such Employee otherwise previously would have become a Participant, and his original Entry Date.

Section 3.4. Service with a Related Employer. A Participant who transfers employment to a Related Employer not adopting the Plan shall remain covered by the Plan but shall become an Inactive Participant and share in Employer contributions only until the end of the Plan Year in which such transfer occurs. Such contributions shall be determined by taking into account only Compensation received while a Participant. If an Inactive Participant is transferred again to the Employer, he shall be eligible to participate in the Plan on his date of transfer. If an Inactive Participant remains in the employ of a Related Employer not adopting the Plan until his termination of employment, his benefits shall be calculated based on the provisions of Articles 5 and 7.

Section 3.5. Service as a Leased Employee. Each “leased employee,” within the meaning of Code Section 414(n)(2), shall be considered an Employee or an employee of a Related Employer, as appropriate, for purposes of determining whether the Plan satisfies the minimum coverage requirements of Code Section 410(b). Notwithstanding the foregoing, a leased employee shall not be so considered if the leased employee is covered by a money purchase pension plan providing for a nonintegrated employer contribution of at least ten percent of compensation, full and immediate vesting, and immediate participation, and leased employees do not constitute more than 20 percent of the Employer’s nonhighly compensated work force.

If a leased employee is subsequently hired as an Employee, service while a leased employee shall be considered when determining such Employee’s Years of Service.

Section 3.6. Qualified Military Service. Notwithstanding any provisions of this Plan to the contrary, effective December 12, 1994, the Plan will provide contributions, benefits, and service credit with respect to qualified military service in accordance with Code Section 414(u).

Article 4

Contributions

Section 4.1. Employee Deferrals. Prior to becoming a Participant, an Employee who has met the requirements of Section 3.1 may elect to defer whole percentages between one percent and 50 percent of his Compensation (or such larger or smaller percentage as may, from time to time, be set by the Committee) during the Plan Year for which the election is being made. If such election is not made prior to the first Entry Date following eligibility, then he shall be eligible to make a deferral election in accordance with procedures established by the Committee, such election to be effective as soon as administratively feasible after such deferral election is made. The election shall specify the percentage to be deferred and contributed to the Trust.

Notwithstanding the preceding paragraph, any Qualified Employee hired on or after January 2, 1999, shall be deemed to have elected to defer one percent of his Compensation into the Plan effective as of the first Entry Date following completion of the eligibility requirements under Section 3.1 unless the Qualified Employee makes an affirmative election not to make a deferral contribution or elects a different deferral amount.

Except as otherwise provided in the next paragraph, in no event shall a Participant’s deferrals to this Plan or any other qualified plan maintained by the Employer during any calendar year exceed the dollar limit contained in Code Section 402(g) in effect for such calendar year.

Notwithstanding anything in this Plan to the contrary, Participants who will attain age 50 or older before the end of the Plan year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of Code Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)12, 410(b), or 416, as applicable, by reason of the making of such catch-up contributions.

A Participant may change his deferral percentage in accordance with procedures established by the Committee, effective as soon as administratively feasible after such change is made.

For purposes of this Section 4.1, Compensation used for determining the amount of any deferral shall be Compensation for the Plan Year for which such election is made, including any increases in Compensation during the Plan Year.

Deferrals made pursuant to this Section shall be paid to the Trustee and credited to the Participant’s Employee Deferral Account. Any amounts not elected to be deferred shall be paid to the Participant as current Compensation.

Notwithstanding the above, a Participant who has received a hardship distribution described in Section 8.2 shall not be eligible to make deferrals during the 6 consecutive month period beginning on the date of the distribution.

A Participant may assign to the Plan any deferrals made during a taxable year that exceed the $15,000 (as adjusted) limitation (“excess deferrals”) by notifying the Plan Administrator in writing on or before April 1 of the year following the year in which the deferrals were made of the amount of such excess deferrals to be assigned to the Plan. A Participant shall be deemed to have notified the Plan Administrator of excess deferrals to the extent the Participant has excess deferrals for a taxable year determined by taking into account only elective deferrals under the Plan and other qualified plans maintained by the Employer.

Notwithstanding any other provision of the Plan, the excess deferrals assigned to the Plan, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant who assigned such excess deferrals to the Plan for the preceding year.

The income or loss allocable to excess deferrals shall be calculated under the same method used in Section 9.3 to allocate income or loss to Participants’ accounts. Alternatively, the income or loss allocable to excess deferrals shall be calculated by multiplying the income or loss allocable to the Participant’s Employee Deferral Account for the Participant’s taxable year (or up to the date of distribution, as designated by the Committee) by a fraction, the numerator of which is the Participant’s excess deferrals for the year and the denominator of which is the balance of the Participant’s Employee Deferral Account at the beginning of the taxable year plus the Participant’s deferrals for the taxable year (or up to the date of distribution, as designated by the Committee). Notwithstanding the preceding sentence, if the date of distribution is after the end of the Participant’s taxable year, the Committee may elect to calculate the income or loss attributable to the period between the end of the taxable year and the date of distribution by using the method described in the preceding sentence to calculate the income or loss to the end of the Participant’s taxable year and then multiplying ten percent of the result of that calculation by the number of calendar months that have elapsed since the end of the taxable year. For purposes of calculating the number of calendar months that have elapsed since the end of the taxable year, a corrective distribution made on or before the 15th day of the month is treated as made on the last day of the preceding month. A distribution made after the 15th day of the month is treated as made on the first day of the next month. The same method of calculating income or loss on excess deferrals must be used consistently for all Participants and all corrective distributions under the Plan for the Plan Year.

Section 4.2. Employer Matching Contributions. The Employer shall contribute to the Trust on behalf of each Participant matching contributions equal to 100 percent of the first 3 percent and 50 percent of the next 2 percent of Compensation deferred by the Participant during the Plan Year. The matching contributions shall apply to the Plan Year as a whole, but shall be made and allocated as of the last Adjustment Date in each calendar quarter to the Participants who made deferrals of Compensation during that calendar quarter and/or, if applicable, during a prior calendar quarter of the Plan Year.

Section 4.3. Employer Discretionary Contributions. In addition to Employer matching contributions, the Employer may contribute to the Trust for each Plan Year such amount as the Board shall determine for such Plan Year; provided, that the total contributions for any such Plan Year shall not exceed the maximum amount deductible by the Employer for such Plan Year for federal income tax purposes, including any credit carry-over from one or more prior Plan Years. Employer discretionary contributions may be paid to the Trust in cash or shares of Employer Stock, as determined by the Board.

If an Employee does not receive an allocation due to clerical error or other reasonable cause, the Employer may contribute to the Trust such amount as the Committee shall determine, as approved by the Board.

As of the December 31 Adjustment Date, the Employer discretionary contributions and any forfeitures under Article 7 shall be allocated among Participants employed on the last day of the Plan Year who completed a Year of Service, or who were on Leave of Absence during the Plan Year, in the same proportion that each such Participant’s Compensation bears to the total Compensation of all such Participants for such Plan Year. Employer discretionary contributions and forfeitures shall be allocated to a Participant’s Employer Discretionary Contribution Account.

Section 4.4. Rollover Contributions. With the consent of the Committee, an Employee who has been a participant in a qualified retirement plan; Code Section 403(b) annuity contract; an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or an individual retirement account or annuity described in Code Section 408(a) or (b) may transfer assets (other than after-tax contributions) by rollover from such plan to the Trust. Such transferred assets will be fully vested at all times. Any such transferred assets shall be held in a separate Employee Rollover Contribution Account in the name of the Participant and shall reflect the net earnings or net losses of the trust fund. However, such assets may be commingled for investment purposes and invested in the same manner as other trust assets. Notwithstanding the foregoing, no amount may be transferred to the Plan from another plan if, as a result of such transfer, the Plan would be required to comply with Code Section 401(a)(11) as a transferee plan.

In addition, at the request of an Inactive Participant, the assets held on his behalf may be transferred to the plan of a successor employer (with the consent of the successor employer) or to an individual retirement account. Notwithstanding any provision of the Plan to the contrary, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); any hardship distribution described in Code Section 410(k)(2)(B)(i)(IV); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a); an individual retirement annuity described in Code Section 408(b); an annuity plan described in Code Section 403(a); a qualified trust described in Code Section 401(a); an annuity contract described in Code Section 403(b); and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, that accept the distributee’s eligible rollover distribution and agree to separately account for amounts transferred into such plan from this Plan. A “distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

Section 4.5. Return of Employee Deferrals. Each Participant shall at all times be fully vested in the amount in his Employee Deferral Account, but a Participant or his Beneficiary shall be entitled to payment of the amount credited to such account only upon the occurrence of an event described in; and in accordance with, this Article 4 or Articles 5, 6 or 7.

Article 5

Benefits

Section 5.1. Normal Retirement and Delayed Retirement Date. A Participant shall be eligible to retire and receive a retirement benefit effective as of his Normal Retirement Date. If the Participant remains in the employ of the Employer after his Normal Retirement Date, he shall continue to be a Participant in the Plan until his actual retirement. The Participant’s benefit shall be available for distribution as soon as administratively feasible after the Adjustment Date coincident with or next succeeding such retirement.

Section 5.2. Early Retirement. A Participant or Inactive Participant who has not attained his Normal Retirement Date shall be eligible to retire and receive a retirement benefit effective as of the earlier of (a) the first day of the month following the later of (1) attainment of age 60 and completion of 15 Years of Service, or (2) the tenth anniversary of the date the Participant or Inactive Participant commenced participation in the Plan, and (b) the date on which the Participant retires pursuant to an early retirement incentive window offered by the Employer. Subject to the provisions of Section 5.6, the Participant’s benefit shall be payable to him pursuant to Section 5.4 hereof.

Section 5.3. Disability Retirement. A Participant who has not attained his Normal Retirement Date shall be eligible to retire and receive a retirement benefit effective as of the first day of the month following the date of the Participant’s termination of service with the Employer or a Related Employer as a result of permanent disability. For this purpose, “permanent disability” shall mean disability due to injury, disease or mental condition that has continued for at least six months; prevents the Participant from engaging in substantial gainful activity for which he is qualified or reasonably may become qualified; can be expected to result in death or continue for an indefinite period, as determined by the Committee based on a certificate from a physician approved by the Committee; and for which the Participant is eligible for and receiving Social Security disability benefits. Subject to the provisions of Section 5.6, the Participant’s benefit shall be payable to him pursuant to Section 5.4 hereof.

Section 5.4. Method of Settlement. Each Participant or Inactive Participant may elect to have his vested account balance distributed in a single lump sum, in approximately equal annual installments, or a combination thereof. If distribution is made in installments, the total amount credited to the accounts of the Inactive Participant shall remain in the Fund and shall be adjusted as of each Adjustment Date as provided in the Plan, and the installments shall be modified annually to reflect such adjustments. If the Participant dies prior to the exhaustion of his accounts, the payments shall continue to his Beneficiary in the manner chosen by the Participant, subject to the provisions of Article 6.

In no event shall payments under the installment method extend beyond the later of the lifetime of the Participant, the lifetime of the Participant and the Participant’s Beneficiary, the life expectancy of the Participant or the joint life expectancies of the Participant and his Beneficiary.

The value of any account balance for purposes of any distribution made under this Plan shall be determined as of the Adjustment Date on which such distribution is processed.

Section 5.5. Commencement of Benefits.

(a)	Unless a Participant elects otherwise, benefits under the Plan must begin no later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:

(1)	the Participant attains Normal Retirement Age,

(2)	the Participant terminates his service with the Employer, or

(3)	the tenth anniversary of the year in which the Participant commences participation in the Plan.

A Participant may elect to defer payment until his Required Beginning Date, as defined below.

(b)	Benefits for a Participant or Inactive Participant must begin no later than the earlier of the time specified in Section 5.5(a) or the Participant’s or Inactive Participant’s Required Beginning Date, as defined in (c) below.

(c)	The Required Beginning Date of a Participant or Inactive Participant is the later of April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 or retires, except that benefit distributions to a 5-percent owner must commence by April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2.

Notwithstanding the preceding paragraph, any Participant (other than a 5-percent owner) attaining age 70 1/2 in calendar years after 1995 and before 1999 may elect by April 1 of the calendar year following the calendar year in which the Participant attained age 70 1/2 (or by December 31, 1997 in the case of a Participant attaining age 70 1/2 in 1996) to defer distributions until the calendar year following the calendar year in which the Participants retires. If no such election is made, the Participant will begin receiving distributions by the April 1 of the calendar year following the calendar year in which the Participant attained age 70 1/2 (or by December 31, 1997, in the case of a Participant attaining age 70 1/2 in 1996).

For purposes of this Section, a Participant or Inactive Participant is considered a five-percent owner if such Participant or Inactive Participant is a five-percent owner as defined in Section 10.3(c) without regard to whether the Plan is top-heavy, in any Plan Year beginning with the Plan Year in which the Participant attains age 66 1/2.

(d)	Once distributions have begun to a five-percent owner under this Section, they must continue to be distributed, even if the Participant or Inactive Participant ceases to be a five-percent owner in a subsequent year.

Section 5.6. Consent Requirement. Notwithstanding anything in this Plan to the contrary, no distribution shall commence to a Participant or Inactive Participant prior to age 65 without the written consent of the Participant or Inactive Participant, unless his or her vested account balance does not exceed $5,000. The consent of the Participant shall be obtained in writing within the 90-day period ending on the “annuity starting date”. The “annuity starting date” is the first day of the first period for which an amount is paid as an annuity or in any other form. The Committee shall notify the Participant of the right to defer any distribution until the Participant attains age 65. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3) and shall be provided no less than 30 days and no more than 90 days prior to the annuity starting date. However, distribution may commence less than 30 days after the notice described in the preceding sentence is given if the Committee clearly informs the Participant that he has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

The value of a Participant’s or Inactive Participant’s vested account balance for purposes of determining whether such value exceeds $5,000, shall be calculated without regard to the portion of his or her vested account balance attributable to his or her Employee Rollover Contribution Account.

Notwithstanding the above, effective March 28, 2005, if a Participant’s or Inactive Participant’s vested account balance exceeds $1,000 but does not exceed $5,000, and a distribution is required to be made to the Participant or Inactive Participant pursuant to Section 5.2, 5.3, or 8.1 prior to attaining age 65, then if the Participant or Inactive Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant or Inactive Participant in a direct rollover or to receive the distribution directly, the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

Article 6

Death Benefits

Section 6.1. Amount and Payment of Death Benefits. Following the death of a Participant or Inactive Participant, his Beneficiary shall be entitled to receive the nonforfeitable balance of the Participant’s accounts, if any. Such amount shall be paid to the Beneficiary in the manner selected by the Beneficiary, subject to Sections 5.4 and 6.3. If no election is made by the Beneficiary, such amount shall be paid in a lump sum.

Section 6.2. Designation of Beneficiary. Each Participant or Inactive Participant may name a Beneficiary on a form provided by the Plan Administrator and delivered to the Plan Administrator. Such designation may include more than one person with one or more secondary or contingent Beneficiaries and shall be subject to change upon written request of such Participant or Inactive Participant in the same manner as the original designation. If a married Participant or Inactive Participant fails to designate a Beneficiary, he will be deemed to have designated his spouse as his Beneficiary. If a single Participant or Inactive Participant fails to name a Beneficiary, payment will be made to his estate. If a Beneficiary receiving or entitled to receive payment from the Plan dies before receiving all of the payments due him, payment shall be made to the contingent Beneficiary, if any, in a lump sum, and if there is no contingent Beneficiary, payment shall be made to the estate of the Beneficiary in a lump sum. If a contingent Beneficiary receiving or entitled to receive payment from the Plan dies, payment shall be made to the estate of the contingent Beneficiary in a lump sum.

Notwithstanding the above, a married Participant or Inactive Participant shall be deemed to have designated his spouse as his Beneficiary unless the spouse of such Participant or Inactive Participant consents in writing to another named Beneficiary. The spouse’s consent must be witnessed by a Plan representative or a notary public and must acknowledge the effect of another Beneficiary designation. Such consent shall not be required if it is established to the satisfaction of the Plan Administrator that the consent cannot be obtained because there is no spouse, the spouse cannot be located or such other circumstances exist as the Secretary of the Treasury may prescribe by regulations.

Section 6.3. Payment of Death Benefits. Notwithstanding any provision of the Plan to the contrary, any interest to which a designated Beneficiary is entitled will be paid (1) over a period not exceeding the later of the lifetime or life expectancy of the Beneficiary, provided such payment commences within one year after the Participant’s death, or (2) in its entirety within five years after the Participant’s death.

Notwithstanding the above, if the spouse of the Participant or Inactive Participant is the designated Beneficiary, the date on which the distribution must take place shall not be earlier than the date on which the deceased Participant or Inactive Participant would have attained age 70 1/2; provided, that if the surviving spouse dies before the distribution occurs, this Section shall apply as if the spouse were the Participant. The spouse may elect to have the distribution occur within the 90-day period following the date of the Participant’s death.

If the Participant’s designated Beneficiary or spouse, if any, does not survive, or if a single Participant fails to name a Beneficiary, distribution will be made to the Participant’s estate within five years after the Participant’s death.

Section 6.4. Qualified Domestic Relations Order. For purposes of this Article 6, a former spouse will be treated as the spouse to the extent provided under a qualified domestic relations order as described in Code Section 414(p) and Section 13.1 of the Plan.

Article 7

Vesting

Section 7.1. Vesting. Each Participant shall have a fully vested interest in his Employee Deferral Contribution Account, Employer Matching Contribution Account and Employee Rollover Contribution Account at all times. Each Participant shall be fully vested in his Employer Discretionary Contribution Account upon completion of five Years of Service, attainment of Normal Retirement Age, disability retirement or death, and the Participant shall not be fully vested in such account before any such event.

Section 7.2. Amendment of Vesting Schedule. No amendment to the Plan shall have the effect of decreasing a Participant’s vested percentage, or eliminating an optional form of distribution, as of the later of the date the amendment is adopted or the date it becomes effective. If the vesting schedule is amended, each Participant with at least three Years of Service may elect to have his vested percentage determined under the Plan prior to amendment during the 60-day period beginning on the latest of (a) the date the amendment is adopted, (b) the date the amendment becomes effective, or (c) the date the Participant receives notice of the amendment from the Plan Administrator.

Section 7.3. Forfeitures. If a Participant’s Employer Discretionary Contribution Account is not vested it will be forfeited as of the December 31 Adjustment Date of the Plan Year in which the Participant’s first Break in Service occurs. The amount of any such forfeiture shall be deducted first from the Participant’s Cash Subaccount, and then from his Number of Shares Subaccount. All forfeitures shall be reallocated to the Employer Discretionary Contribution Accounts of the remaining Participants as of such Adjustment Date as provided in Section 4.3. If the Participant returns to employment with the Employer before incurring five consecutive Breaks in Service, his forfeited account shall be restored.

Section 7.4. Vesting Upon Reemployment. If a Participant, who at the time of a Break in Service had any vested interest under the Plan, is reemployed, such Participant’s Years of Service shall include all Years of Service before and after the Break in Service. If a Participant, who at the time of a Break in Service had no vested interest under the Plan, is reemployed, such Participant’s Years of Service before the Break in Service shall be excluded if the Participant’s number of consecutive Breaks in Service equals or exceeds five.

Article 8

Distributions

Section 8.1. Termination of Employment before Retirement. If a Participant terminates employment before he is eligible for a retirement benefit, and his vested interest in all his accounts exceeds $5,000, then his interest shall be held in the Trust until the earlier of the date the Inactive Participant elects an early retirement benefit according to Section 5.2 of this Plan or reaches his Normal Retirement Date, unless he elects an earlier distribution as provided below. At that time, benefits will be paid as provided in Article 5. Subject to Section 5.6, if such Participant’s vested interest in all his accounts does not exceed) $5,000, then his interest shall be paid to him as soon as administratively feasible after he terminates employment.

If a terminated Participant’s vested interest exceeds $5,000, he may request a distribution to be paid as soon as administratively feasible after he terminates employment in accordance with Section 5.4.

The value of a Participant’s or Inactive Participant’s vested account balance for purposes of determining whether such value exceeds $5,000, shall be calculated without regard to the portion of his or her vested account balance attributable to his or her Employee Rollover Contribution Account.

Section 8.2. Hardship Distributions. In case of hardship, a Participant may apply to the Committee for distribution of all or a portion of his deferral contributions to his Employee Deferral Account. As used in this Section, a “hardship” will be deemed to exist if the distribution is necessary in light of immediate and heavy financial needs of the Participant and funds to alleviate such financial needs are not reasonably available from other resources of the Participant.

A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant only if the distribution is on account of:

(a)	Expenses incurred or necessary for medical care, described in Code Section 213(d), for the Participant, the Participant’s spouse, or any dependent of the Participant (determined without regard to whether the expenses exceed 7.5% of adjusted gross income).

(b)	Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments).

(c)	Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant or his spouse, children or dependents (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)).

(d)	Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence.

(e)	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152, without regard to Code Section 152 (d)(1)(B)).

(f)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

(g)	Such other needs as may be allowable under Treasury Regulations, revenue rulings, notices and other documents of general applicability.

A distribution deemed to be necessary to satisfy an immediate and heavy financial need of a Participant is not reasonably available from other resources of the Participant if all of the following requirements are satisfied:

(a)	The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant. The amount of an immediate and heavy financial need may include any amount necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

(b)	The Participant has obtained all other currently available distributions, (including distribution of ESOP dividends under Code Section 404(k) but not hardship distributions), and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Employer.

(c)	The Participant is prohibited, under the terms of the Plan or an otherwise legally enforceable agreement, from making elective contributions and Employee contributions to the Plan and all other plans maintained by the Employer for at least 6 months after receipt of the hardship distribution.

If the Committee, based on the above standards, reasonably determines that a hardship exists or is imminent, it may direct the distribution of hardship benefits. The hardship distribution shall be made in a lump sum payment and shall not cause a suspension of Employer contributions, unless otherwise required as a condition of receiving such distribution.

The amount of any hardship distribution under this Section 8.2 shall not exceed the amount as determined by the Committee to be sufficient to alleviate the hardship.

The Committee shall apply the provisions of this Section on a uniform and consistent basis to all Participants in similar circumstances and shall make any rules and regulations, prescribe the use of such forms, and exercise any other powers it deems necessary properly to carry out the provision and intent of this Section.

Section 8.3. Distributions Prior to Termination of Employment. A Participant who has reached age 59 1/2 may elect to receive all or any part of the Participant’s vested account balance without regard to whether the Participant has terminated employment.

Section 8.4. QDRO Distributions. Notwithstanding anything above, a Participant’s interest in his accounts may be paid out immediately under a qualified domestic relations order pursuant to Section 13.1 of this Plan.

Article 9

Accounts

Section 9.1. Committee Responsibility. The Committee shall determine the Participants, Inactive Participants and Beneficiaries who are entitled to one or more of the allocations hereinafter described, and it shall, as of each Adjustment Date, prepare a statement showing the information necessary to make the proper allocation. This information shall include the full names of all Participants, Inactive Participants and Beneficiaries, the amount of Employer matching and discretionary contributions, the amount of each Participant’s deferral and rollover contributions and the names of the Inactive Participants whose employment has terminated.

The Committee shall maintain for each Participant a separate Employee Deferral Account to record his interest in the Trust Fund attributable to his deferrals, a separate Employer Matching Contribution Account to record his interest in the Trust Fund attributable to Employer matching contributions, a separate Employer Discretionary Contribution Account to record his interest in the Trust Fund attributable to Employer discretionary contributions, and a separate Employee Rollover Contribution Account to record his interest in the Trust Fund attributable to Employee rollover contributions.

The accounts of each Participant shall be made up of subaccounts reflecting the Participant’s investment elections. Each subaccount shall be adjusted as provided in Section 9.3.

Section 9.2. Investment Elections. Each Participant shall elect the manner in which his deferral contributions, Employer matching contributions and rollover contributions as well as his Employee Deferral Account, Employer Matching Contribution Account and Employee Rollover Contribution Account are to be invested. Investment elections shall be made in one percent increments according to uniform procedures established by the Employer.

The Employer shall, from time to time, designate the investment funds available for Participant-directed investments pursuant to this Section.

Section 9.3. Account Adjustments. The accounts of each Participant, Inactive Participant and Beneficiary shall be valued based on the value or number of shares of each Fund comprising such accounts. The fair market value of each Fund shall be determined each Adjustment Date. When a Participant’s accounts are credited with an allocation of any Employee deferrals, Employer contributions and rollover contributions in accordance with the terms of the Plan, the value of such allocation shall be used to purchase units or shares and added to such Participant’s accounts. When any distribution, withdrawal or transfer among Funds is charged against the accounts of a Participant, Inactive Participant or Beneficiary in accordance with the terms of the Plan, the number of units or shares equal in value to the amount paid from such accounts shall be deducted from the outstanding units or shares.

Section 9.4. Limitation on Annual Additions. Notwithstanding the foregoing and except as provided in Section 4.1 and Code Section 414(v), annual additions to each Participant’s accounts under all defined contribution plans sponsored by the Employer and any Related Employer for any Limitation Year shall not exceed the lesser of $40,000 or 100 percent of the Participant’s Compensation (as defined below) for such Limitation Year; provided, that, if no more than one-third of the Employer discretionary contributions for a Plan Year that are deductible under Code Section 404(a)(9) are allocated to Highly Compensated Employees, such limits shall not apply to forfeitures of Employer Stock acquired with the proceeds of a loan pursuant to Article 16 or Employer discretionary contributions that are deductible under Code Section 404(a)(9)(B) and charged against a Participant’s account.

(1)

For purposes of this Section 9.4 and Sections 9.5 and 9.6, “Compensation” shall mean an Employee’s wages, salaries and fees for professional services and other amounts received (without regard to whether an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent the amounts are includible in gross income, including but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan; in the case of an Employee who is an employee within the meaning of Code Section 401(c)(1) and the regulations thereunder, the Employee’s earned income, within the meaning of Code Section 401(a)(2) and the regulations thereunder, amounts described in Code Sections 104(a)(3), 105(a) and 105(h) to the extent such amounts are includible in the gross income of an Employee; amounts paid or reimbursed by the employer for moving expenses incurred by an Employee to the extent such amounts are not deductible by the Employee under Code Section 217; the value of a non-qualified stock option granted to an Employee by the Employer to the extent such value is includible in the gross income of the Employee for the taxable year in which granted; and the amount includible in an Employee’s gross income upon making the election described in Code Section 83(b). “Compensation” shall exclude contributions made by the Employer to a plan of deferred compensation to the extent that, before application of the Code Section 415 limits to that plan, the contributions are not includible in an Employee’s gross income for the taxable year in which contributed; Employer contributions made on an Employee’s behalf to a simplified employee pension described in Code Section 408(k); distributions from a plan of deferred compensation regardless of whether such amounts are includible in an Employee’s gross income when distributed (except for any amount received by an Employee pursuant to an unfunded, non-qualified plan in the year such amounts are includible in his gross income); amounts realized from the exercise of a non-qualified stock option or when restricted stock or property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and other amount that receives special tax benefits, such as premiums for group-term life insurance (to the extent such premiums are not includible in the Employee’s gross income).

For purposes of applying the limitations of this Section, Compensation paid or made available during such Limitation Year shall include any elective deferral (as defined in Code Section 402(g)(3)), and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the employee by reason of Code Sections 125, 132(f)(4), or 457.

Compensation for any Limitation Year is the Compensation actually paid or includable in gross income during such year.

Annual additions shall mean the aggregate of Employer contributions, Employee deferrals, forfeitures and the Participant’s voluntary contributions allocated to each Participant’s accounts during the Limitation Year in question. Annual additions shall also include amounts allocated, after March 31, 1984, to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer and amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post- retirement medical benefits allocated to the separate account of a “key employee,” as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer.

If, due to reasonable error in estimating Compensation or determining the amount of deferrals that could be made for a Participant, the annual additions made to the Plan on behalf of any Participant exceed the maximum, the Employer shall treat the excess amount of such annual additions as follows:

(a)	So much of the Participant’s deferrals (and earnings thereon) that cause the Participant’s accounts to exceed the maximum annual additions shall be returned to the Participant, and the corresponding Employer matching contributions shall be held unallocated in a suspense account for the Limitation Year and reallocated as described below.

(b)	Any excess amounts in the Participant’s Employer Discretionary Contribution Account and Employer Matching Contribution Account shall be treated as a forfeiture and reallocated to the accounts of Participants who are not affected by this limitation pursuant to the provisions of Section 4.3. Any amount that cannot be reallocated shall be held in a suspense account for the Limitation Year and shall be allocated and reallocated to the Participants’ accounts in the next succeeding Limitation Year before any Employer contributions which would constitute annual additions may be made to the Plan for that Limitation Year. Any amounts remaining in the suspense account following such allocation and reallocation shall be used to reduce the Employer contribution for succeeding Limitation Years.

(c)	Notwithstanding any other provision of the Plan, the Employer shall not contribute any amount that would cause an allocation to a suspense account as of the date the contribution is allocated. If the contribution is made prior to the date as of which it is to be allocated, then such contribution shall not exceed an amount that would cause an allocation to the suspense account if the date of contribution were an Adjustment Date.

(d)	If a suspense account is in existence at any time during a Limitation Year pursuant to this Section, it will not participate in the allocation of Trust investment gains and losses pursuant to Section 9.3.

The $40,000 maximum annual addition shall be adjusted to reflect any cost of living increases pursuant to Code Section 415(d).

Contributions do not fail to be annual additions merely because they are excess deferrals, or merely because such excess deferrals are corrected through distribution or recharacterization.

A Participant may not choose to defer an amount that would cause the annual additions to the Plan alone to exceed the maximum allowed.

Section 9.5. Loans to Participants

(a) At the request of a Participant, Inactive Participant, or Beneficiary to whom loans must be made available under Department of Labor Regulations, the Committee, in its sole discretion, may lend such individual an amount which, when added to the individual’s outstanding loans from this Plan and any other plan maintained by this Employer or a Related Employer, is not in excess of the lesser of:

(1)	$50,000, reduced by the excess (if any) of:

(A)	The highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made, over

(B)	The outstanding balance of loans from the Plan on the date on which such loan was made, or

(2)	Fifty percent of his vested interest in his account balances as of the Adjustment Date coinciding with or immediately preceding the date of the loan.

In no event, however, shall a loan be made to an individual if the granting of such loan would cause the Plan to violate the nondiscrimination requirements of Code Section 401(a)(4). All decisions by the Committee on loan applications shall be made on a reasonably equivalent, uniform and nondiscriminatory basis. However, the Committee may apply different terms and conditions for eligible borrowers who are not actively employed by the Employer, or for whom payroll deduction is not available, and the Committee may change the terms of an outstanding loan to the extent required by applicable law.

(b)	All loans made pursuant to the above subsection (a) must be in accordance with the following loan procedures:

(1)	Responsible Party. The Committee shall be responsible for all loans made under the Plan. The Committee may, however, establish a loan committee to assist the Committee in administering the loan program.

(2)	Loan Application. An application for a loan shall be made to the Committee in a form approved by the Committee.

(3)	Amount of Loan. The minimum loan amount shall be $1,000. The maximum loan amount shall be governed by this Section of the Plan.

(4)	Interest Rate. Each loan shall bear interest at a reasonable rate, based on the prime rate, established by the Committee as of the date the loan is made. Such rate must be commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances.

(5)	Term of Loan. Except as otherwise provided below, the term of any loan shall be set by mutual agreement between the Committee and the borrower, but such term shall in no event exceed five (5) years. Notwithstanding the above, the term of any loan used to acquire a principal residence of a Participant may exceed 5 years, but shall in no event exceed 10 years.

(6)	Collateral. Each loan shall be made against collateral, such collateral being the assignment of up to 50 percent of the borrower’s entire right, title and vested interest in and to his Employee Deferral Account, Employer Matching Contribution Account, and Employer Discretionary Contribution Account supported by the borrower’s promissory note for the amount of the loan, including interest, payable to the order of the Trustee. For loans used to acquire a principal residence of a Participant, additional collateral in the form of a mortgage against the principal residence in question shall be required.

(7)	Loan Repayment. Repayment of loans shall be made in equal quarterly, monthly, semi-monthly or weekly installments by payroll deduction, cash, or both as specified in the loan agreement. Substantially level amortization (with payments not less frequently than quarterly) is required over the term of the loan. A borrower who is on an unpaid leave of absence must continue to make loan repayments.

(8)	Number of Loans. A borrower may have only one loan outstanding at any one time. A borrower may receive more than one loan per year, however, the borrower cannot receive a subsequent loan earlier than three months after the most recent prior loan is satisfied.

(9)	Effect on Plan Assets. In the event of a loan, the amount of such loan shall be removed first from the Participant’s Employee Deferral Account then from his Employer Matching Contribution and Employer Discretionary Contribution Account and transferred to a special loan account in the name of the borrower. As of each Adjustment Date following the making of the loan and until the loan is repaid, all payments on the loan, including interest, shall be reallocated from the Participant’s loan account to the accounts specified in the preceding sentence in the same order of removal in accordance with the borrower’s investment election in effect at that time.

(10)	Default. In the event payments of principal and interest are not made on a timely basis, the Committee may either call the loan in full or charge a late penalty fee at such rate as the Committee shall establish from time to time. If a loan is called due to a default in payment of principal and interest, the outstanding balance of the loan plus interest will be deducted from the borrower’s loan account at the time the borrower or his Beneficiary receives a distribution from the Plan.

(11)	Loan Acceleration. All loans which a borrower has outstanding will be immediately due and payable if the borrower terminates employment. At that time, the current outstanding balance of such loans, including interest, will be deducted from his loan account.

(12)	Loan Origination Fee. Each borrower shall be assessed a loan origination fee in such amount as the Committee shall determine which shall be collected at the time the loan is made.

(13)	Modification of Loan Procedures. The Committee may from time to time add to, delete, or otherwise modify these loan procedures in such manner as the Committee deems appropriate.

Article 10

Top-Heavy Plan Provisions

Section 10.1. Determination Date. If, as of the Determination Date, the Plan is a Top-Heavy Plan, as defined in Section 10.2, the provisions of this Article 10 shall apply.

The Determination Date with respect to any Plan Year shall be the last day of the preceding Plan Year.

Section 10.2. Top-Heavy Plan.

(a)	The Plan shall be considered a Top-Heavy Plan, if, as of the Determination Date, either

(1)	the aggregate of all account balances of Key Employees under the Plan exceeds 60 percent of the sum of all accounts of all Employees under the Plan excluding former Key Employees, or

(2)	the Plan is part of a Top-Heavy Group, as defined in Section 10.5.

Notwithstanding anything in this subsection (a), if the Plan is part of an aggregation group, as defined in Section 10.5, that is found not to be Top-Heavy, then the Plan shall not be a Top-Heavy Plan.

(b)	When determining whether the Top-Heavy rules apply for any Plan Year:

(1)	Rollover contributions initiated by an Employee and accepted by the Plan after December 31, 1983 will not be recognized with respect to the Plan if such contributions came from a plan not maintained by the Employer or a Related Employer.

(2)	Any account balances for an Employee who is not currently a Key Employee, but at one time was a Key Employee, shall not be recognized for the Plan Year ending on the Determination Date.

(3)	The account balances for an Employee shall include aggregate distributions made with respect to such Employee under the Plan during the one-year period ending on the Determination Date, except for the distributions made to former Key Employees excluded above, and distributions rolled over to a plan maintained by the Employer or a Related Employer. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

(4)	If an individual has not performed any services for the Employer at any time during the one-year period ending on the Determination Date, any accrued benefit or account balance for such individual shall not be taken into account.

Section 10.3. Key Employee

Key Employee shall mean any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual Compensation of more than $150,000. For this purpose, annual Compensation means Compensation within the meaning of Code Section 415(c)(3).

For purposes of this Section 10.3, Employee shall mean any Employee of the Employer or any employee of a Related Employer if the Plan is part of a Top-Heavy Group with the plan of a Related Employer. Key Employee shall include any beneficiary of a Key Employee, and former Key Employee shall include any beneficiary of a former Key Employee.

For purposes of this Section, the constructive ownership rules of Code Section 318 shall be applied by substituting “five percent” for “50 percent” in Code Section 318(a)(2).

For purposes of determining one percent and five percent ownership, the aggregation rules of Code Section 414(b), (c) and (m) shall not apply.

Notwithstanding anything above, the criteria used in the determination of Key Employees shall be consistent with Code Section 416(i), and the applicable regulations and other guidance of general applicability issued thereunder.

Section 10.4. Non-Key Employee shall mean any Employee who is not a Key Employee.

Section 10.5. Top-Heavy Group.

(a)	Top-Heavy Group shall mean an aggregation group where the sum, as of the Determination Date, of

(1)	the present value of the cumulative accrued benefits for Key Employees under any defined benefit plan included in the group, and

(2)

the sum of the account balances of Key Employees under any defined contribution plan included in the group exceeds 60 percent of the same amount determined for all Employees, excluding former Key Employees, under all plans included in the group. If the Determination Date for each plan in the aggregation group is not the same, then the top-heavy status of the group will be determined by adding the results for each separate plan that fall within the same calendar year. All plans maintained by the Employer (including plans that have terminated) during the one-year period ending on a Determination Date must be considered in determining the Top-Heavy Group as of that Determination Date.

(b)	The aggregation group must include:

(1)	any plan of the Employer or a Related Employer in which a Key Employee is a participant, and

(2)	any plan of the Employer or a Related Employer on which a plan covering a Key Employee depends for qualification under the requirements of Code Section 401(a)(4) or 410.

(3)	At the election of the Employer, the aggregation group also may include any plan of the Employer or a Related Employer not required to be included in an aggregation group if such group would continue to meet the qualification requirements of Code Sections 401(a)(4) and 410. If such aggregation group is found not to be Top-Heavy, then no plan shall be considered Top-Heavy. If such aggregation group is found to be Top-Heavy, then all plans in the group, except the plan which was not required to be included, will be considered Top-Heavy.

Section 10.6. Minimum Contributions and Benefits for Top-Heavy Plans. If the Plan is or becomes a Top-Heavy Plan, then, notwithstanding the provisions of Articles 4 and 9 and except as provided in the next paragraph of this Section 10.6, the minimum Employer contribution for each Plan Year during which the Plan is a Top-Heavy Plan allocated to each Participant employed on the last day of the Plan Year who is a Non-Key Employee shall be three percent of each such Non-Key Employee’s Compensation. The minimum Employer contribution shall be provided to each such Participant regardless of the number of Hours of Service he completes during the Plan Year.

This minimum Employer contribution shall not exceed the percentage of contribution made, or required to be made, for such Plan Year on behalf of the Key Employee for whom such percentage is the highest. The highest percentage shall be determined for each Key Employee by dividing the Employer contribution for such Key Employee by his Compensation.

For the purposes of this Section, amounts contributed as a result of a salary reduction agreement shall be counted as Employer contributions when determining contributions made on behalf of Key Employees.

Matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

Section 10.7. Top-Heavy Compensation. Top-Heavy Compensation shall mean compensation as defined in Code Section 415(c)(3), but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the Employee’s gross income under Code Sections 125, 402(a)(8), 402(h) and 403(b).

Section 10.8. Top-Heavy Years of Service. Top-Heavy Years of Service shall mean Years of Service excluding Plan Years in which the Plan was not a Top-Heavy Plan and further excluding Years of Service completed in a Plan Year beginning before January 1, 1984.

Section 10.9. Top-Heavy Group Minimum Contribution. In the case of a Top-Heavy Group consisting of both defined benefit and defined contribution plans, the required minimum Employer contribution for each Top-Heavy Plan Year shall be satisfied by the two percent minimum benefit under the defined benefit plan of the Employer or a minimum contribution to this Plan equal to five percent of Compensation each year the Plan is Top-Heavy, if the minimum two percent benefit under the defined benefit plan is not provided.

The required minimum accrued benefit or Employer contribution for each Top-Heavy Year of Service for Employees who do not participate in this Plan but who participate in another Plan of the Top-Heavy Group shall be satisfied by providing the minimum accrued benefit or contribution under that plan.

If the Employer maintains another qualified plan which provides a minimum benefit or contribution, then the minimum benefit or contribution provided under the Plan shall not, when combined with the benefit or contribution provided by the other plan, exceed the amount required by Code Section 416(c).

Section 10.10. Top-Heavy Minimum Vesting. If the Plan is or becomes a Top-Heavy Plan as defined in Section 10.2, then, notwithstanding the provisions of Article 7, a Participant’s Employer Discretionary Contribution Account shall be 100 percent vested after three Years of Service.

Years of Service for the purposes of vesting in a Top-Heavy Plan shall include all Years of Service, including years prior to January 1, 1984, as well as years during which the Plan is not considered to be a Top-Heavy Plan. When the Plan becomes a Top-Heavy Plan, however, the account balance of any Employee who does not complete one Hour of Service after the Plan becomes Top-Heavy is not required to be subject to the minimum vesting schedule for Top-Heavy Plans.

When the Plan ceases to be a Top-Heavy Plan, the vesting schedule shall revert to the schedule defined in Article 7. Such reversion shall be considered a vesting schedule amendment, subject to the provisions of Section 7.2.

Article 11

Administration By Committee

Section 11.1. Membership of Committee. The administrative Committee shall consist of not less than three nor more than seven individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Trustee or the Board. The Committee shall constitute a named fiduciary under the Plan.

Section 11.2. Committee Officers; Subcommittees. The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or to make any payment in behalf of the Committee.

Section 11.3. Committee Meetings. The Committee shall hold such meetings upon such notice, at such places and at such intervals as it from time to time may determine. Notice of meetings shall not be required if notice is waived in writing by all members of the Committee in office at the time or if all such members are present at the meeting.

Section 11.4. Transaction of Business. A majority of the members of the Committee in office at the time shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all members of the Committee.

Section 11.5. Committee Records. The Committee shall maintain full and complete records of its deliberations and decisions. Its records shall contain all relevant data pertaining to individual Participants, Inactive Participants and Beneficiaries and their rights under the Plan and in the Fund.

Section 11.6. Establishment of Rules. Subject to the limitations of the Plan and the Act, the Committee from time to time may establish rules and by-laws for the administration of the Plan and the transaction of its business.

Section 11.7. Conflicts of Interest. No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

Section 11.8. Authority to Interpret. Subject to the claims procedure set forth in Article 15, the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants, Inactive Participants and Beneficiaries thereunder, which determinations shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons.

Section 11.9. Third Party Advisors. The Committee may engage an attorney, accountant or any other technical advisor to perform such duties as may be required in connection with the operation of the Plan and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

Section 11.10. Compensation of Members. No fee or compensation shall be paid to any member of the Committee for his services as such.

Section 11.11. Plan Expenses. The Committee shall be entitled to authorize payment out of the Trust Fund for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan, including the expenses of third party advisors and any expenses incurred in the daily administration of the Plan. Reasonable plan expenses may be assessed directly against the accounts of Participants who have terminated employment.

Article 12

Allocation of Responsibilities Among Named

Fiduciaries, Management of Funds and

Amendment or Termination of Plan

Section 12.1. Allocation of Responsibilities. The responsibilities allocated to the named fiduciaries are as follows:

(a)	Board:

(1)	to amend the Plan,

(2)	to appoint and remove members of the Committee,

(3)	to appoint and remove Trustees under the Plan,

(4)	to determine the amount to be contributed to the Plan by the Employer, and

(5)	to terminate the Plan.

(b)	Committee:

(1)	subject to the claims procedure in Article 15, to interpret the provisions of the Plan and determine the rights of Participants, Inactive Participants and Beneficiaries under the Plan,

(2)	to administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another named fiduciary or other person or persons as provided in the Plan,

(3)	to account for the accounts of Participants, and

(4)	to direct the Trustee in the distribution of Trust assets.

(c)	Plan Administrator:

(1)	to file such reports as may be required to the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time,

(2)	to comply with the requirements of the law for disclosure of Plan provisions and other information relating to the Plan to Participants, Inactive Participants, Beneficiaries and any other interested parties,

(3)	to administer the claims procedure, as provided in Article 15, and

(4)	to direct the Trustee to withhold from distributions made pursuant to this Plan those amounts required by law, and further to direct the Trustee to make any reports to Participants, Inactive Participants, Beneficiaries and any other interested parties as may be required by the Act, Code or other controlling law, rules or regulations.

(d)	Trustee:

(1)	to invest and reinvest Trust assets,

(2)	to make distributions to Participants, Inactive Participants and Beneficiaries as directed by the Committee,

(3)	to render annual accountings to the Employer as provided in the Trust Agreement, and

(4)	otherwise to hold, administer and control the assets of the Trust as provided in the Plan and Trust Agreement.

Section 12.2. Co-fiduciary Liability. Except as otherwise provided in the Act, a named fiduciary shall not be responsible or liable for acts or omissions of another named fiduciary with respect to fiduciary responsibilities allocated to such other named fiduciary, and a named fiduciary shall be responsible and liable only for its own acts or omissions with respect to fiduciary duties specifically allocated to it and designated as its responsibility.

Section 12.3. Fiduciary Duties. All assets of the Plan shall be held in a Trust forming part of the Plan, which Trust shall be administered as a Fund to provide for the payment of benefits as provided in the Plan to the Participants, Inactive Participants, Beneficiaries and their successors in interest out of the income and principal of the Trust. All fiduciaries (as defined in the Act) with respect to the Plan shall discharge their duties as such solely in the interest of the Participants, Inactive Participants, Beneficiaries and their successors in interest and (a) for the exclusive purposes of providing benefits to Participants, Inactive Participants, Beneficiaries and their successors in interest and defraying reasonable expenses of administering the Plan, including the Trust which is a part of the Plan, (b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, and (c) in accordance with the terms of the Plan and Trust Agreement, except to the extent such documents may be inconsistent with the Act. The assets of the Plan shall never inure to the benefit of the Employer; provided, that forfeitures may be used to reduce Employer contributions.

Employer contributions are expressly conditioned on their deductibility under Code Section 404. To the extent permitted by the Code and the Act, contributions in excess of the deductible amount and contributions made by mistake of fact may be returned to the Employer within one year after the date the deduction is disallowed or the date made due to mistake of fact, whichever is applicable. In either case, such returned contributions shall not be increased by earnings of the Trust and shall not be decreased by any losses.

Section 12.4. Establishment of Trust. The Employer and the Trustee shall enter into an appropriate Trust Agreement, which shall be a part of the Plan, for the administration of the Trust under the Plan. Such Agreement shall contain such powers and reservations as to investment, reinvestment, control and disbursement of the funds of the Trust, and such other provisions as shall be agreed upon and set forth therein which are not inconsistent with the provisions of the Plan, its nature and purposes and the Act. Said Trust Agreement shall provide that the Board may remove the Trustee at any time upon reasonable notice, that the Trustee may resign at any time upon reasonable notice, and that upon such removal or resignation, the Board shall designate a successor Trustee.

Section 12.5. Committee Instructions. All requests, directions, requisitions and instructions of the Committee to the Trustee shall be in writing signed by the Secretary of the Committee or any member of the Committee authorized by the majority to sign.

Section 12.6. Right to Amend or Terminate. The Employer hereby reserves the right, by action of the Board, to amend or terminate the Plan and Trust or Trust Agreement at any time; provided, that no such amendment or termination shall have the effect of diverting the Trust Fund to purposes other than for the exclusive benefit of the Participants, Inactive Participants, Beneficiaries and their successors in interest. Any action taken by the Board to amend or terminate the Plan shall be taken in its capacity as the employer sponsoring the Plan and not as a fiduciary of the Plan.

Section 12.7. Fiduciary Discretion. In discharging the duties assigned to them under the Plan, the Trustee, Plan Administrator, Committee and any other fiduciary shall have the duty and discretionary authority to interpret the Plan; to adopt, amend and rescind rules and regulations pertaining to their duties under the Plan; and to make all other determinations, including factual determinations, necessary or advisable for the discharge of their duties under the Plan. Such discretionary authority shall be absolute and exclusive and shall be exercised in a uniform and nondiscriminatory manner with respect to all similarly situated individuals. The express grant in the Plan of any specific power to a fiduciary with respect to any duty assigned to it under the Plan shall not be construed as limiting any power or authority of the fiduciary to discharge its duties.

Section 12.8. Trust Expenses. All real and personal property taxes, income taxes, and other taxes of any and all kinds whatsoever upon or in respect of the trust hereby created or any money, income, or property forming a part thereof, and all expenses actually and properly incurred in the administration of the trust, shall be paid by the Trustee out of principal or income of the trust, as the Trustee shall determine; provided, that the Employer may, in the discretion of the Board, pay any of the expenses incurred in the administration of the trust. The payment out of the trust of any taxes and expenses authorized in this Section, and the payment of all other costs, expenses, or compensation authorized by this plan to be paid out of the trust, shall be deemed to be for the exclusive benefit of the participants under the plan.

Article 13

Miscellaneous

Section 13.1. Alienation of Benefits. No portion of the account balance with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except in the case of a qualified domestic relations order as described in Code Section 414(p), or a judgment or settlement described in Code Section 401(a)(13)(C). Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, except in the case of a qualified domestic relations order as described in Code Section 414(p), or a judgement or settlement described in Code Section 401(a)(13)(C), no portion of such account balance shall in any manner be payable to any assignee, receiver or trustee in bankruptcy or be liable for such person’s debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach, except in the case of a qualified domestic relations order. No qualified domestic relations order shall permit the payment of any benefit in any amount, form of benefit, time of payment or option not otherwise provided under the Plan; provided, that, to the extent provided in Code Section 414(p), benefits may be paid to an alternate payee before the Participant has separated from service on or after his earliest retirement age as if he had retired on the date payment is to begin under such order in any form in which benefits may be paid to the Participant.

Section 13.2. Payment in Event of Incapacity. If any person entitled to any payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, upon receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and no guardian or committee has been appointed for him, the Committee may cause any payment otherwise payable to him to be made to such person or institution so maintaining him.

Section 13.3. Rights of Parties. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any other person for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

Section 13.4. Communication to Employees. The Plan Administrator shall communicate the terms of the Plan to the Employees as required by law.

Article 14

Termination of Plan and Trust,

Merger or Consolidation of Plan

Section 14.1. Termination of Plan and Trust. If there is a termination, partial termination or complete discontinuance of contributions to the Plan, all affected Participant’s accounts shall be fully vested and thereafter not subject to forfeiture. The assets shall remain in trust and shall be paid to the Participants, Inactive Participants, Beneficiaries or other successors in interest upon the earliest event providing for distribution under the Plan. Distributions shall be made in the manner allowed in the Plan for that particular event.

Section 14.2. Merger or Consolidation. If the Plan is merged or consolidated with any other plan, or assets or liabilities of the Plan are transferred to any other plan, the amount which each Participant in the Plan would receive if the Plan were terminated immediately after the merger, consolidation or transfer shall be equal to or greater than the amount he would have been entitled to receive immediately preceding the merger, consolidation or transfer if the Plan had then terminated.

Article 15

Claims Procedure

Section 15.1. Filing a Claim for Benefits. A Participant, Inactive Participant, Beneficiary or other successor in interest (the “claimant”) shall make a claim for benefits provided under the Plan by filing a written claim with the Plan Administrator or any member of the Committee upon a form approved by the Committee.

Section 15.2. Notification to Claimant of Decision. Notice of a decision by the Committee with respect to a claim shall be furnished to the claimant within 90 days following receipt of the claim by the Plan Administrator or any member of the Committee, or within 90 days following expiration of the initial 90-day period if special circumstances require an extension of time for processing the claim. If special circumstances require an extension of time, written notice of the extension shall be furnished by the Committee to the claimant prior to the expiration of the initial 90-day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decision with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If a claim is wholly or partially denied, such notice shall be in writing worded in a manner calculated to be understood by the claimant and shall set forth (a) the specific reason or reasons for the denial, (b) specific reference to pertinent provisions of the Plan on which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s claims review procedure. If the Committee fails to notify the claimant of the decision regarding his claim in accordance with this Article, the claim shall be deemed denied, and the claimant shall then be permitted to proceed with the claims review procedure provided in Section 15.3.

Section 15.3. Claims Review Procedure. Within 60 days following receipt by the claimant of a notice of claim denial, or within 60 days following the close of the 90-day period referred to in Section 15.2 if the Committee fails to notify the claimant of the decision within such 90-day period, the claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee pursuant to Section 15.4, the claimant shall be given an opportunity to review pertinent documents and submit issues and comments in writing.

Section 15.4. Decision on Review. The decision on review of a denied claim shall be made in the following manner.

(a)	The Committee shall make its decision regarding the merits of the denied claim promptly and within 60 days following receipt by the Committee of the request for review, or within 120 days after such receipt in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim. The Committee shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

(b)	The decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(c)	The decision of the Committee shall be final and conclusive with respect to all interested parties as to eligibility, participation and benefits under the Plan.

Section 15.5. Fiduciary Discretion. In its administration of the claims procedure, the Committee, as a fiduciary, shall have the discretionary authority and responsibility to interpret and apply the provisions of the Plan and any rules or regulations thereunder, and to make determinations and findings of fact.

Section 15.6. Action by Authorized Representative of Claimant. All actions set forth in this Article to be taken by the claimant likewise may be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator or the Committee may require such evidence as either reasonably may deem necessary or advisable of any such representative’s authority to act.

Article 16

Provisions Regarding Employer Stock

Section 16.1. Powers of Trustee. The Trustee shall have all powers and authority necessary for the performance of its duties, including those powers designated in the Trust Agreement and in the Plan. Such powers shall include the power to borrow to purchase Employer Stock as provided in this Article 16.

Section 16.2. Investments in Employer Stock.

(a)	It is intended that the assets of the Plan attributable to Employer discretionary contributions made pursuant to Section 4.3 shall be invested primarily in shares of Employer Stock that constitutes a “qualifying employer security” within the meaning of Code Section 4975(e)(8), which incorporates by reference the provisions of Code Section 409(l), which contains special requirements regarding voting power and dividend rights of Employer Stock that is not readily tradable. It is recognized that Employer Stock may be available for purchase only from time to time, and the assets of the Plan may be invested in other assets in accordance with the Trust Agreement when Employer Stock is not readily available for purchase, even though the long-range intention is to invest primarily in Employer Stock.

(b)	Accordingly, Employer discretionary contributions made pursuant to Section 4.3 in cash and earnings attributable to such Employer contributions may be applied at the direction of the Committee to purchase Employer Stock at not more than its fair market value from any source available at the time. Also, from time to time the Committee may direct the Trustee to sell Employer Stock and make other investments as provided in the Plan; provided, that any sale of Employer Stock shall be for at least fair market value and shall comply with any applicable requirements regarding prohibited transactions under the Act. All investments will be made by the Trustee in accordance with the provisions of the Trust Agreement.

Section 16.3. Borrowing. The Committee may direct the Trustee to borrow funds for the purpose of acquiring Employer Stock. The Trustee may borrow from a lender and then acquire Employer Stock from a third party or may give a note to an owner of Employer Stock in partial or full payment for such Employer Stock. As used hereinafter, the term “loan agreement” shall include any such agreement with a third-party lender or any such note given to such an owner. In directing borrowing, the Committee shall not authorize a total indebtedness in any Plan Year if the repayment schedule for such indebtedness would require principal payments in excess of the amount that would be deductible under Code Section 404(a)(9). Any loan agreement shall be subject to the following conditions:

(a)	The loan must be at a reasonable rate of interest; provided, that if the Trustee borrows from its own banking department, the interest rate and all other terms and conditions of the loan shall be subject to the approval of the Committee.

(b)	The only interest in Plan assets which may be given as security for repayment of indebtedness under such agreement shall be a beneficial interest in specific shares of Employer Stock acquired with the proceeds of the loan extended thereunder or with the proceeds of a pre-existing loan repaid with the monies loaned under the agreement. Such beneficial interest is hereinafter sometimes referred to as “collateral.”

(c)	The only rights against the Plan which may be given to a lender under a loan agreement shall be to receive repayment under such agreement out of (i) Employer discretionary contributions to the Plan in any form other than stock and (ii) collateral given to secure repayment of such loan.

(d)	A loan agreement shall provide that the loan shall not be payable upon demand except in case of default, and that in the event of default the value of Plan assets transferred to the lender shall not exceed the amount of the default (there shall be no penalties). If the lender is the banking department of the Trustee, such a transfer of assets shall be made to the lender only to the extent of the failure of the Plan to meet the payment schedule of the loan.

(e)	Except to the extent that the conditions of Section 16.3(f) are satisfied and the Committee directs that its provisions be followed to the extent permissible, a loan agreement shall provide for the release from collateral of Employer Stock purchased with loan proceeds upon each payment of principal and interest on such loan. The number of shares to be released as a result of loan payments during a Plan Year shall be equal to the total number of shares then held as security multiplied by a fraction, the numerator of which shall be the amount of principal and interest paid with respect to such Plan Year, and the denominator of which shall be the sum of the numerator plus the principal and interest to be paid during the remaining term of the loan. The remaining term must be definitely ascertainable and must be determined without taking into account any possible extension or renewal period. If the interest rate under the loan is variable, the interest to be paid in future years must be computed by using the interest rate applicable as of the end of the Plan Year. If collateral includes more than one class of securities, the number of securities of each class to be released for a Plan Year must be determined by applying the same fraction to each class.

(f)	In lieu of the provisions contained in Section 16.3(e), a loan agreement may provide for the release from collateral of stock purchased with loan proceeds solely with reference to principal payments. However, if release is determined with reference to principal payments only, the following three additional rules shall apply: First, the loan agreement must provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payment of such amounts for ten years; second, interest included in any payment is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables; and third, this Section 16.3(f) is not applicable from the time that, by reason of a renewal, extension or refinancing, the sum of the expired duration of the exempt loan, the renewal period, the extension period and the duration of a new exempt loan exceeds ten years. During any period of time when this Section 16.3(f) is applicable in determining the amount of Employer Stock released from collateral, the number of shares to be released upon each such repayment of principal shall be equal to the total number of shares then held as security multiplied by a fraction the numerator of which shall be the amount of principal repaid, and the denominator of which shall be the principal outstanding as of the date of such repayment.

(g)	A loan agreement shall provide that the Employer will guarantee repayment of principal and accrued interest on such loan, but that no payments shall be made by the Employer to the lender pursuant to such guarantee until all stock held by the Trust as security for repayment of the loan has been sold by the Trustee and the proceeds of such sale or sales have been paid to the lender in satisfaction of the indebtedness under such loan.

(h)	A loan agreement shall permit loan repayments (without restriction) in amounts larger than the minimum annual installment, and the amount of any such repayment shall reduce the principal indebtedness under the loan.

Section 16.4. Mechanics of Borrowing and Release of Stock from Suspense Accounts. Upon direction from the Committee and pursuant to a loan agreement with a third-party lender meeting the requirements of Section 16.3, the Trustee shall accept the proceeds of a loan and apply such proceeds as soon as possible to the purchase of Employer Stock or to repay a previous loan used to purchase Employer Stock. Likewise, if a loan agreement meeting the requirements of Section 16.3 is made directly with the owner of the Employer Stock being acquired, the Trustee shall accept the acquired Employer Stock and hold any portion thereof acquired with borrowed funds in accordance with this Section 16.4 and any other applicable provision of the Plan.

The Trustee shall total all purchases of Employer Stock made with the proceeds from a single loan agreement and hold such shares in a separate suspense account. The Trustee shall assign a cost basis to each share placed in a suspense account equal to the average cost of all such shares. If the number of shares held in a suspense account changes due to a stock split or stock dividend, then the cost basis assigned to all shares held in such account immediately before such split or dividend shall be divided among all shares held in such account immediately after such split or dividend.

The Trustee shall keep a separate accounting of each loan. The obligation of the Employer to make contributions sufficient to repay each loan shall be ascertained as of the end of each Plan Year by adding together the minimum payments required upon each loan. The minimum required payment on each such loan (including interest and principal) shall be taken by the Trustee from each Employer discretionary contribution and allocated to repayment of such loan. The excess, if any, of the Employer contribution above the minimum payments required on each loan shall then be applied as a reduction of principal against the balance outstanding upon the loan bearing the highest rate of interest.

The Trustee shall account for each loan in such a manner that the portion of any Employer contribution above the minimum which is applied against the principal balance outstanding under the loan shall reduce the term of such loan, and such loan shall not be deemed to have been refinanced with lesser required payments over the remainder of its original term. Once a loan agreement has been entered into between the Trustee and a lender, the term of such loan may not be extended by subsequent agreement.

Whenever payments are made on an outstanding loan (other than by payment out of the proceeds of sale of collateral), the Trustee shall withdraw from the suspense account identified to such loan an appropriate number of shares of stock as determined under Section 16.3(e) or 16.3(f), as applicable. Shares of stock withdrawn from a suspense account during a Plan Year shall be allocated to the accounts of Participants in proportion to the Compensation of Participants entitled to share in such allocation in the same manner as Employer discretionary contributions are allocated for such Plan Year in accordance with Section 4.3.

Section 16.5. Agreements to Purchase. The Trustee shall have the power at any time to enter into a legally binding agreement to purchase Employer Stock from any person or entity. The purchase price set forth in any such agreement shall be the fair market value of such Stock at the time of the purchase.

Section 16.6. Dividends. Any securities received by the Trustee as a stock split or dividend, or as a result of a reorganization or other recapitalization of the Employer, shall be allocated in the same manner as the Employer Stock to which it is attributable is then allocated, as more specifically provided in Section 16.9. Notwithstanding anything in this Plan to the contrary, effective for dividends paid in cash after 2005, each Participant may elect to receive any cash dividends attributed to Employer Stock allocated to the Participants’ accounts under the ESOP portion of this Plan directly from the Employer or to have such dividends invested in Employer Stock as soon as practicable after they are paid to the Plan. Such elections shall be made in writing during the month of December each year, beginning with December 2005. Such elections shall remain in effect for future years unless revoked or changed in writing during a subsequent December election period. If a Participant fails to make an election, such cash dividends will be invested in Employer Stock as soon as practical after they are paid to the Plan.

Dividends that are received in cash and are attributable to Employer Stock held in a suspense account pursuant to Sections 16.3 and 16.4 shall be used to repay the loan the proceeds of which were used to acquire such Employer Stock.

Section 16.7. Voting of Stock.

(a)	If the Employer does not have a registration-type class of securities, within the meaning of Code Section 409(e), then all Employer Stock held by the Trustee shall be voted by the Trustee in its discretion, except that each Participant shall be entitled to direct the voting of the shares allocated to his account on all matters that involve the voting of such shares with respect to the approval or disapproval of any corporate merger, consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or such similar transaction as the Secretary of the Treasury may prescribe in regulations.

(b)	If the Employer has a registration-type class of securities, within the meaning of Code Section 409(e), then Participants shall be entitled to direct the voting of the shares allocated to their accounts on all matters at each stockholders’ meeting. If any Participant does not exercise his right to direct such voting, then the Trustee, in its sole discretion, shall vote the shares allocated to such Participant. Likewise, the Trustee, in its sole discretion, shall vote any unallocated shares of Employer Stock, including shares purchased with borrowed funds and still held in a suspense account.

(c)	The Trustee shall be responsible for giving notice and delivering a form of proxy to each Participant for each shareholders’ meeting at which Participants are entitled to direct voting of the shares held in their accounts in accordance with the preceding subsections (a) and (b). The form of proxy shall give instructions to the Trustee as to how the Participant wishes his allocated shares of Employer Stock voted on such matters. The Trustee shall vote all such shares of Employer Stock in accordance with the Participant’s instructions. The proxies shall be revocable in writing or by attendance at such meeting by the Participant.

Section 16.8. Response to Tender Offer or Proposed Merger or Acquisition.

(a)	As soon as practicable after receipt of any information regarding a tender offer for Employer Stock or information regarding a proposed merger or acquisition pursuant to which holders of Employer Stock would have certain exercisable rights in addition to the voting rights described in Section 16.7, the Trustee shall notify each Participant who has Employer Stock allocated to his account of the terms of such tender offer or proposed merger or acquisition and any rights exercisable in connection therewith in addition to any voting rights if a stockholders’ meeting will consider such matters. The notice shall include a form of instructions to the Trustee that may be completed by a Participant to give instructions to the Trustee as to how the Participant wishes any such rights (other than voting rights, which are governed by the preceding Section 16.7) to be exercised regarding his allocated shares of Employer Stock.

(b)	A Participant shall be entitled to direct the Trustee regarding the exercise of any rights with regard to shares of Employer Stock allocated to his account in connection with any tender offer or proposed merger or acquisition by responding and completing the letter of instructions to the Trustee within the time fixed by the Trustee in the notice provided to the Participant. Any such instructions to the Trustee may be revoked in writing if such revocation is received by the Trustee before the rights are exercised in accordance with the prior instructions. The Trustee shall exercise such rights regarding such shares of Employer Stock in accordance with such instructions.

(c)	If a Participant does not exercise his right to direct the Trustee regarding the exercise of such rights, then the Trustee, in its sole discretion, shall exercise or fail to exercise such rights (other than voting rights governed by the preceding Section 16.7) with regard to the shares allocated to the Participant’s account with regard to such tender offer or proposed merger or acquisition. Likewise, the Trustee, in its sole discretion, shall exercise or fail to exercise such rights with regard to any unallocated shares of Employer Stock, including shares purchased with borrowed funds and still held in a suspense account.

Section 16.9. Distribution in Employer Stock. A Participant shall have the right to request that any distribution of his account balance attributable to Employer Stock to which he may be entitled under the Plan shall be entirely in Employer Stock (except that cash shall be distributed in lieu of any fractional share). The Committee and Trustee shall ensure that any such request is complied with insofar as possible by purchasing additional Employer Stock, if available, or reallocating shares of Employer Stock in other accounts to the extent necessary. Any shares purchased in accordance with this Section shall be charged against the Participant’s account based on the purchase price (including any transaction costs), and any shares reallocated from other accounts shall be charged against the Participant’s account based on the closing price of the Employer Stock on the last trading date preceding the date of such reallocation.

If the Participant elects, with spouse consent, if applicable, distribution of his account balance attributable to Employer Stock shall begin not later than one year after the close of the Plan Year (i) in which the Participant separates from service after his Normal Retirement Age, disability or death, or (ii) that is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service, provided he is not reemployed by the Employer before such distribution. Unless the Participant elects otherwise, his account balance attributable to Employer Stock will be distributed not less frequently than annually in substantially equal periodic payments over a period not longer than (i) five years, or (ii) in the case of a Participant with such an account balance in excess of $500,000, as adjusted, five years plus one additional year for each $100,000, as adjusted, or fraction thereof by which such account balance exceeds $500,000.

Section 16.10. Purchases and Sales of Employer Stock. All purchases of Employer Stock shall be made at prices that, in the judgment of the Committee, do not exceed the fair market value of such stock. All sales of Employer Stock shall be made at prices that, in the judgment of the Committee, are not less than the fair market value of such stock. Fair market value shall be determined by the Committee in good faith in accordance with the Plan and any applicable provisions of the Act. The Committee shall direct the Trustee when to buy or sell Employer Stock and at what price, and the Trustee shall have no duty to question the directions of the Committee in this respect or to advise the Committee regarding the purchase, retention or sale of Employer Stock; provided, that the Committee shall not direct the Trustee to act otherwise than in accordance with the Plan and Trust Agreement and any applicable provisions of the Act, including any applicable rules regarding prohibited transactions.

Notwithstanding the above, valuations of Employer Stock that is not readily tradable on an established market shall be made by an independent appraiser who meets requirements similar to those of the regulations prescribed under Code Section 170(a)(1).

Section 16.11. Restrictions on Employer Stock. Shares of Employer Stock distributed by the Trustee pursuant to Article 16 that are not publicly traded shall be restricted by a right of first refusal.

Such right shall provide that prior to the subsequent transfer by a Participant, Inactive Participant or Beneficiary, the shares first must be offered to the Trustee in writing, and if refused by the Trustee, then to the Employer. In no event shall the Trustee or Employer repurchase such shares for a price less than the greater of (a) the price offered to the Participant, Inactive Participant or Beneficiary by a prospective buyer making a bona fide cash offer or (b) the then fair market value of such shares. The Trustee or the Employer, as the case may be, may accept the offer at any time during a period not exceeding 14 days after receipt of the written offer, and the right of first refusal shall lapse if not exercised within such 14-day period. Shares of Employer Stock distributed by the Trustee pursuant to Article 16 may include such legend restrictions on transferability as may be necessary to preserve the right of first refusal or as the Employer reasonably may require in order to assure compliance with applicable federal and state securities laws. Except as otherwise provided in this Section and Section 16.14, no Employer Stock acquired with a loan pursuant to Section 16.3 shall be subject to a put, call or other option, or a buy-sell or similar arrangement, while held by and when distributed from the Plan, whether or not the Plan is then an employee stock ownership plan.

Section 16.12. Registration of Employer Stock. If the Committee directs the Trustee to dispose of any Employer Stock under circumstances which require registration and/or qualification of the securities under applicable federal or state securities laws, then the Employer, at its expense, will take, or cause to be taken, any and all such actions as may be necessary or appropriate to effect such registration and/or qualification.

Section 16.13. Put Option.

(a)	Except as otherwise provided in paragraph (b), a Participant, Inactive Participant or Beneficiary who receives shares of Employer Stock shall have the right to require the Employer to purchase such shares at any time within 16 months after the date such shares were distributed to the Participant, Inactive Participant or Beneficiary. In computing such 16-month period, any period of time during which the put option is not exercisable because the Employer is prohibited from honoring it by applicable federal or state law shall be excluded. Written notice of intent to exercise the put option must be delivered to the Committee before the expiration of the 16-month period. If both the Trustee and Employer agree, the Trustee may purchase the Employer Stock. The purchase price shall be the fair market value of the Employer Stock as of the date the written notice of intent to exercise the put option is delivered to the Committee. The Employer or the Trustee, as the case may be, shall pay the purchase price in a lump sum within 90 days from the receipt of such written notice; provided, that with the consent of the Participant, Inactive Participant or Beneficiary, the purchase price may be paid over a period of not more than five years in such manner and upon such terms and conditions as agreed to by the parties; provided further, that payments shall begin no later than 30 days after the exercise of the put option.

(b)	The provisions of the foregoing subsection (a) shall not be applicable, and no put option hall exist, with regard to shares of Employer Stock distributed under the Plan if such Employer Stock was publicly traded and not subject to a trading limitation when it was distributed. For purposes of this subsection (b), Employer Stock is deemed to be “publicly traded” as of a particular date if, as of such date, it is listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 or is quoted on a system sponsored by a national securities association registered under Section 15A(b) of the Securities Exchange Act. For purposes of this subsection (b), a “trading limitation” on a security is a restriction under any federal or state securities law, any regulation thereunder, or an agreement not prohibited by applicable regulations that would make the security not as freely tradable as one not subject to such restriction.

Section 16.14. Diversification of Investments. Each Qualified Participant may direct the Trustee as to the investment of the value of the Participant’s account balance attributable to Employer Stock within 90 days after the last day of each Plan Year during the Participant’s Qualified Election Period.

For purposes of this Section, “Qualified Participant” shall mean a Participant who has attained age 55 and completed at least ten years of participation in the Plan. “Qualified Election Period” shall mean the six Plan Year period beginning with the later of (i) the first Plan Year in which the Participant first became a Qualified Participant, or (ii) the first Plan Year beginning after December 31, 1986.

The Participant’s direction shall be provided to the Plan Administrator in writing and shall specify the amount the Participant wishes to diversify. The Plan shall allow the Participant to invest the amount subject to the diversification election in one or more of the investment Funds provided for in Section 9.2. Implementation of the Participant’s investment election shall take place within 90 days after the last day of the period during which the election may be made. This Section shall apply notwithstanding any other provision of the Plan other than Section 5.6.

Article 17

Special Vesting Rules

for Participant Accounts from Merged Plans

Section 17.1. Vesting for former Commercial Bancshares Participants. Notwithstanding anything in this Plan to the contrary, all Participants who were participants in the Commercial Bancshares, Inc. Employee Stock Ownership Plan (the “Commercial Plan”) as of December 31, 1998, and had at least three Years of Service as of December 31, 1998 shall have their vested interest in their former accounts under the Commercial Plan Commercial Accounts attributable to employer discretionary contributions determined under the following vesting schedule:

Years of Service	Vesting Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5 or more	100%

Notwithstanding the foregoing, a Participant’s vested interest in his or her Commercial Accounts attributable to employer discretionary contributions shall not be less at any time on or after January 1, 1999, then his or her vested percentage as of December 31, 1998 as determined under the terms of the Commercial Plan.

Section 17.2 Vesting for former Heritage Bank Participants. Notwithstanding anything in this Plan to the contrary, all Participants who were participants in The Heritage Bank of Harrison County 401(k) Plan (the “Heritage Plan”) Plan as of June 30, 1999, and had at least three Years of Service as of June 30, 1999 shall have their vested interest in their former accounts under the Heritage Plan attributable to employer discretionary contributions determined under the following vesting schedule:

Years of Service	Vesting Percentage
1	20%
2	40%
3	60%
4	80%
5 or more	100%

Notwithstanding the foregoing, a Participant’s vested interest in his or her former account under the Heritage Plan attributable to employer discretionary contributions shall not be less at any time on or after July 1, 1999, then his or her vested percentage as of June 30, 1999 as determined under the terms of the Heritage Plan.

Section 17.3. Vesting for Former American Bancorporation Participants. Notwithstanding anything in this Plan to the contrary, all Participants who were participants in the American Bancorporation Plan as of December 31, 2002 and had at least three Years of Service as of the December 31, 2002 shall have their vested interest in their American Bancorporation Accounts attributable to employer discretionary contributions determined under the following vesting schedule:

Years of Service	Vesting Percentage
Less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%

Notwithstanding the foregoing, a Participant’s vested interest in his or her American Bancorporation Accounts attributed to employer discretionary contributions shall not be less at any time on or after January 1, 2003, than his or her vested percentage as of December 31, 2002, as determined under the terms of the American Bancorporation Plan.

IN WITNESS WHEREOF, the WesBanco, Inc. KSOP is, by the authority of the Board of Directors of the Employer, executed on behalf of the Employer, the 27th day of October, 2005.

WesBanco, Inc.

By:	/s/ Paul M. Limbert
President & CEO

ATTEST

/s/ Linda Woodfin
Assistant Secretary

(CORPORATE SEAL)